Exhibit 10.5

SUMMARY OF DIRECTOR COMPENSATION PROGRAM

Each member of the Company’s board of directors who is not an employee will receive the following cash compensation for board services, as applicable:

•	$35,000 per year for service as a board member;

•	$10,000 per year for service as chairman of the audit committee;

•	$5,000 per year for service as chairman of any other committee;

•	$3,000 for each board meeting attended ($500 for each telephonic meeting); and

•	$1,000 for each committee meeting attended.

The foregoing annual payments will be made on the date of the Company’s annual stockholder meeting.

Following the date of each annual stockholder meeting of the Company, each non-employee director elected at such stockholder meeting will receive an award of 10,000 shares of restricted Common Stock of the Company, with vesting to occur at the earlier of one year from grant or upon the next annual stockholder meeting of the Company.